EXHIBIT  23.3

CONSENT

I hereby consent to the inclusion of and reference to my report titled Johnny Lake Property Review Report, dated March 18, 2013, in the Registration Statement on Form S-1 filed by Madison Ventures Inc., with the United States Securities and Exchange Commission. I concur with the summary of the information in the report disclosed and agree to being named as an expert in the referenced Registration Statement.

Dated: May 13, 2013	By:
	Name:	Caitlin Jeffs, P. Geo.